Morgan Stanley Insured Municipal Securities
Item 77(o) 10f-3 Transactions
October 1, 2000- March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker

City of
Houston


11/29/00


$103.063


$4,000,000


0.59%


$203,080,000


2.22%

Bear
Stearns


F:\legal\msdata\paraleg\10f-3\insured muni securities